EXHIBIT 16.1

August 6, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated August 3, 2001, of Intermedia Communications Inc. and are in agreement with the statements made in the last two sentences of the second paragraph on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                                     /s/ Ernst & Young LLP